EXHIBIT 10.4

COLLATERAL DEPOSIT AND SETTLEMENT AGREEMENT

        THIS COLLATERAL DEPOSIT AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into effective July 19, 2004 by and among Aquila, Inc., formerly known as UtiliCorp United Inc., American Merchant Services, Inc., successor to Aquila Energy Marketing Corporation and each of their subsidiaries and affiliates (hereinafter collectively referred to as “Aquila”), and Travelers Casualty and Surety Company, Seaboard Surety Company, St. Paul Fire and Marine Insurance Company, St. Paul Guardian Insurance Company, St. Paul Mercury Insurance Company and each of their subsidiaries and affiliates (hereinafter collectively referred to as “St. Paul Travelers”). Aquila and St. Paul Travelers shall be collectively referred to as the “Parties” and individually as “Party” or by their proper name.

RECITALS:

    A.        St. Paul Fire and Marine Insurance Company, at the request of Aquila, executed Advance Payment Surety Bond number 400JS9376 (the “MGAM Bond”) assuring and guaranteeing to the Municipal Gas Authority of Mississippi (“MGAM”) in accordance with its terms Aquila’s performance of a Natural Gas Purchase and Sale Agreement, dated as of November 2, 2000, by and between Aquila and MGAM (the “MGAM Contract”).

    B.        St. Paul Fire and Marine Insurance Company, at the request of Aquila, executed Advance Payment Surety Bond number 400JY1330 (the “APEA Bond”) assuring and guaranteeing to the American Public Energy Agency (“APEA”) in accordance with its terms Aquila’s performance of a Gas Purchase Agreement, dated as of October 6, 1998, by and between Aquila and APEA (the “APEA Contract”).

    C.        As one of the inducements to St. Paul Travelers to issue the MGAM Bond and APEA Bond, Aquila executed that certain General Agreement of Indemnity in favor of St. Paul Travelers dated January 1, 1987, and that General Indemnity Agreement in favor of St. Paul Travelers, dated October 16, 1998 (collectively, the “Indemnity Agreement”), which, in part, provides that the Aquila shall hold harmless and indemnify St. Paul Travelers from all loss, cost and expense, including attorneys’ and expert’s fees, that may be incurred by St. Paul Travelers by virtue of having executed all bonds on behalf of Aquila, including without limitation, the MGAM Bond and the APEA Bond.

    D.        Following the issuance of the MGAM Bond and the APEA Bond, the financial condition of Aquila deteriorated significantly.

    E.        In light of such deterioration, St. Paul Fire and Marine Insurance Company entered into negotiations with Aquila regarding the deposit of collateral by Aquila.

    F.        On April 1, 2004, St. Paul Fire and Marine Insurance Company became an affiliate of Travelers Casualty and Surety Company.

    G.        In June of 2004, Chubb Insurance Corp. (“Chubb”) obtained a preliminary injunction and court order (the “Chubb Order”) that required Aquila to pay approximately $504 Million into an escrow account for indemnification obligations to Chubb associated with bonds similar to the APEA Bond and MGAM Bond.

    H.        Following the issuance of the Chubb Order, the credit rating of Aquila as determined by Standard and Poor’s Ratings Services was downgraded to CCC+ and the credit rating of Aquila as determined by Moody’s was downgraded to Caa1.

    I.        In light of the Chubb Order, the credit downgrade of Aquila and the other foregoing recitals, St. Paul Travelers demanded that Aquila provide collateral in an amount equal to the aggregate penal sum of the MGAM Bond and the APEA Bond to secure and support Aquila’s obligation to indemnify St. Paul Travelers for any loss, cost or expense incurred due to the issuance of the MGAM Bond and the APEA Bond (the “Collateral Demand”).

    J.        The Parties desire and intend to resolve, satisfy and settle the Collateral Demand by entering into and fulfilling the terms and conditions of this Agreement.

        NOW, THEREFORE, in light of the foregoing Recitals, and in consideration of the promises set forth below, the sufficiency and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

    1.        Collateral Accounts. (i) Aquila shall either: (A) cause up to two clean automatically annually renewing Irrevocable Letters of Credit (each an “ILOC”) to be issued to St. Paul Travelers as beneficiary, each in a form, content and from a bank acceptable to St. Paul Travelers, in its sole discretion; or (B) enter into a Collateralized Bond Surety Program Registered Pledge and Master Security Agreement, a Control Agreement and other customary applications, agreements or other documents necessary to establish two securities pledge accounts with Smith Barney Inc. (each a “Smith Barney Account”).

(i)	In the event that two Smith Barney Accounts are established, then one Smith Barney Account shall be designated to receive collateral deposits to secure St. Paul Travelers’ obligations associated with the MGAM Bond (the “MGAM Collateral Account”) and one Smith Barney Account shall be designated to receive collateral deposits to secure St. Paul Travelers’ obligations associated with the APEA Bond (the “APEA Collateral Account”).

(ii)	In the event that up to two ILOC’s are issued to St. Paul Travelers as beneficiary, then one such ILOC, or an appropriate portion of a single ILOC, shall be designated as and, for the purpose of this Agreement, serve as the MGAM Collateral Account and the other ILOC, or an appropriate portion of a single ILOC, shall be designated as and, for the purpose of this Agreement, serve as the APEA Collateral Account. As used in this Agreement, any reference to or requirement for a deposit, release of funds, decrease or increase of either the MGAM Collateral Account or the APEA Collateral Account shall be deemed to be a reference to or requirement for an appropriate amendment of any ILOC, or portion of a single ILOC, designated as the MGAM Collateral Account or APEA Collateral Account to effectuate such deposit, release, increase or decrease of the MGAM Collateral Account or the APEA Collateral Account.

    2.        MGAM Bond Collateral Deposit.

(i)	No later than July 30, 2004, Aquila shall deposit the sum of Eighty Nine Million, Six Hundred and Thirty-Six Thousand and 00/100 Dollars ($89,636,000.00) in the MGAM Collateral Account.

(ii)	Upon such deposit, the obligation of Aquila pursuant to the Indemnity Agreement to hold harmless and indemnify St. Paul Travelers for any payment made by St. Paul Travelers or any co-surety of St. Paul Travelers to MGAM in satisfaction of the penal sum of the MGAM Bond shall be limited to the balance of the MGAM Collateral Account. Such deposit shall not affect or reduce the obligation of Aquila to hold harmless and indemnify St. Paul Travelers from all loss, cost and expense that may be incurred by St. Paul Travelers by virtue of having executed any bond other than the MGAM Bond, including without limitation the APEA Bond.

(iii)	In the event that St. Paul Travelers is required by law or an order of a court of competent jurisdiction or for any other reason to return, release or pay any portion of the MGAM Collateral Account to Aquila or any third party other than MGAM, then the obligation of Aquila to hold harmless and indemnify St. Paul Travelers from all loss, cost and expense that may be incurred by St. Paul Travelers by virtue of having executed the MGAM Bond and pursuant to the Indemnity Agreement shall not be limited by this Agreement and such obligation shall be reinstated as provided by common law and the Indemnity Agreement in effect prior to the date of this Agreement.

(iv)	In the event that the Maximum Insured Amount of the MGAM Bond, as defined in the MGAM Bond, is reduced to an amount that is less than an amount equal to the sum of the then current balance of the MGAM Collateral Account plus One Million and 00/100 Dollars ($1,000,000.00), then St. Paul Travelers shall release and return to Aquila from the MGAM Collateral Account an amount equal to the difference between the sum of the then current balance of the MGAM Collateral Account plus One Million and 00/100 Dollars ($1,000,000.00) and such reduced Maximum Insured Amount within thirty (30) days of such reduction. Notwithstanding the foregoing, the obligation of St. Paul Travelers to release and return any amount pursuant to this Section 2(iv) shall terminate immediately upon the earlier to occur of an Event of Default or a zero balance in the MGAM Collateral Account.

(v)	In the event that St. Paul Travelers obtains a release from all past, present and future liability, in a form satisfactory to St. Paul Travelers, in its sole discretion, on the MGAM Bond, then, following reimbursement to St. Paul Travelers for payments made to obtain such release, any remaining balance of the MGAM Collateral Account shall be transferred and deposited in the APEA Collateral Account.

    3.        APEA Bond Collateral Deposit.

(i)	No later than July 30, 2004, Aquila shall deposit the sum of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the APEA Collateral Account.

(ii)	No later than thirty days following the occurrence of a Securities Sale, as defined below, Aquila shall deposit an amount equal to the Maximum Penal Sum of the APEA Bond, as then in effect at the time of such deposit pursuant to Schedule A of the APEA Bond, less the balance of the APEA Collateral Account as of the date of such deposit, and less Seven Million and 00/100 Dollars ($7,000,000.00).

(iii)	For the purpose of this Section 3, a “Securities Sale” shall mean and shall be deemed to have occurred upon any sale or sales of debt or equity securities of Aquila, whether by public sale or otherwise, resulting in net proceeds to Aquila equal to or greater than Two Hundred and Twenty-Five Million and 00/100 Dollars ($225,000,000.00).

(iv)	Notwithstanding the foregoing, in the event that a Securities Sale does not occur prior to December 31, 2004, and Aquila does not otherwise complete the deposit required pursuant Section 3(ii) as if a Securities Sale had occurred prior to December 31, 2004, then St. Paul Travelers shall be permitted to enforce the unsatisfied portion of the Collateral Demand or any additional demand to deposit collateral pursuant to St. Paul Travelers’ rights under common law and the Indemnity Agreement as in effect prior to the date of this Agreement as described in Section 4, below.

(v)	Upon the deposits required pursuant to Sections 3(i), 3(ii) and 3(iv), above, the obligation of Aquila pursuant to the Indemnity Agreement to hold harmless and indemnify St. Paul Travelers for any payment made by St. Paul Travelers or any co-surety of St. Paul Travelers to APEA in satisfaction of the penal sum of the APEA Bond shall be limited to the balance of the APEA Collateral Account. Such deposit shall not affect or reduce the obligation of Aquila to hold harmless and indemnify St. Paul Travelers from all loss, cost and expense that may be incurred by St. Paul Travelers by virtue of having executed any bond other than the APEA Bond, including without limitation the MGAM Bond.

(vi)	In the event that St. Paul Travelers is required by law or an order of a court of competent jurisdiction or for any other reason to return, release or pay any portion of the APEA Collateral Account to Aquila or any third party other than APEA, then the obligation of Aquila to hold harmless and indemnify St. Paul Travelers from all loss, cost and expense that may be incurred by St. Paul Travelers by virtue of having executed the APEA Bond and pursuant to the Indemnity Agreement shall not be limited by this Agreement and such obligation shall be reinstated as provided by common law and the Indemnity Agreement in effect prior to the date of this Agreement.

(vii)	In the event that the Maximum Penal Sum of the APEA Bond, as defined and calculated in the APEA Bond, is reduced to an amount that is less than the sum of the then current balance of the APEA Collateral Account plus Seven Million and 00/100 Dollars ($7,000,000.00), then St. Paul Travelers shall release and return to Aquila from the APEA Collateral Account an amount equal to the difference between the sum of the then current balance of the APEA Collateral Account plus Seven Million and 00/100 Dollars ($7,000,000.00) and such reduced Maximum Penal Sum within thirty (30) days of such reduction Notwithstanding the foregoing, the obligation of St. Paul Travelers to release and return any amount pursuant to this Section 3(vii) shall terminate immediately upon the earlier to occur of an Event of Default or a zero balance in the APEA Collateral Account.

(viii)	In the event that St. Paul Travelers obtains a release from all past, present and future liability, in a form satisfactory to St. Paul Travelers, in its sole discretion, on the APEA Bond, and no claim based on the APEA Bond, the MGAM Bond or this Agreement has been made against St. Paul Travelers, and following reimbursement to St. Paul Travelers for payments made to obtain any such release of the APEA Bond and MGAM Bond, then any remaining balance of the APEA Collateral Account shall be released and returned to Aquila.

    4.        St. Paul Travelers shall not commence or file any legal proceeding or lawsuit against Aquila to enforce the Collateral Demand or make any additional demands for the deposit of collateral, except as permitted under this Section 4.

        Prior to the completion of the collateral deposit payments required pursuant to Sections 2 and 3, above, the occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(i)	the failure of Aquila to make any of the collateral deposit payments as required by Sections 2 and 3, above;

(ii)	a merger or consolidation of Aquila or any of its subsidiaries, with or into any other business organization or the sale by Aquila of substantially all of its assets to any third party;

(iii)	the creation, incurrence or assumption of any Indebtedness, as defined below, by Aquila or any of its subsidiaries other than: (a) the Indebtedness existing as of the date of this Agreement; (b) the creation of Indebtedness to be offered pursuant to a Securities Sale; (c) as part of a financing of Aquila’s working capital and other capital requirements in the form of either (Y) the sale to one or more financial institutions from time to time of up to an aggregate of Two Hundred Million and 00/100 Dollars ($200,000,000.00) of the accounts receivable generated by Aquila’s utility operations (the “Utility Receivables”) or interests therein, or (Z) the entry into a secured loan arrangement with one or more financial institutions under which Aquila may borrow from time to time up to an aggregate of Two Hundred Million and 00/100 Dollars ($200,000,000.00) from such institutions whereby the Utility Receivables would be pledged to the lenders as security for Aquila’s loan obligations; and (d) obligations incurred in the ordinary course of business;

(iv)	the payment of any dividends or other distributions with respect to, or redemption or repurchase of any equity securities of Aquila or any of its subsidiaries that are issued and outstanding as of the date of this Agreement; and

(v)	any purchase, redemption, retirement, payment or acquisition for value of Indebtedness outstanding as of the date of this Agreement, except for the payment of scheduled principal and interest thereon.

        Further, the filing by or against Aquila or any of its subsidiaries of any voluntary or involuntary petition for relief pursuant to the federal bankruptcy code or any other state or federal law for the relief of debtors at any time during the term of this Agreement shall be an Event of Default.

        As such term is used herein, “Indebtedness” shall mean: (i) all liabilities, contingent or otherwise, for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (or reimbursement obligations with respect thereto); (iii) all obligations in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all capitalized lease obligations of Aquila; and (v) all Indebtedness of others guaranteed to the extent of such guarantee.

        If an Event of Default occurs, the remaining collateral payments to be made pursuant to this Agreement shall become immediately due and payable to St. Paul Travelers, and St. Paul Travelers shall have the immediate right, at its sole option and without being deemed to have made an election of remedies, to institute an action against Aquila to recover such unpaid collateral payments, provided, however, that St. Paul Travelers shall send written notice identifying the specific Event of Default to Aquila in the manner prescribed in Section 6 below, and Aquila shall have fifteen (15) days after receiving such written notice to cure the Event of Default. In the event that Aquila fails to cure such Event of Default within such time frame, then St. Paul Travelers shall have the immediate right, at its sole option and without being deemed to have made an election of remedies, to institute an action against Aquila for specific performance of this Agreement. Aquila stipulates and acknowledges that St. Paul Travelers will not have an adequate remedy at law should an Event of Default occur.

        If an Event of Default occurs, the defaulting Party shall reimburse the non-defaulting Parties for all cost and expense reasonably incurred by the non-defaulting Parties in connection with the Event of Default, including without limitation attorneys’ fees and experts’ fees. Additionally, in the event a suit or action is filed to enforce, interpret or challenge the enforceability of this Agreement, the prevailing Party as determined by the trier-of-fact shall be reimbursed by the other Parties for all cost and expense incurred in connection with any suit or action, including without limitation, reasonable attorneys’ fees and experts’ fees at the trial level and on appeal, including such cost and expenses incurred in any bankruptcy proceedings.

        Notwithstanding the foregoing, in the event that a Securities Sale has not occurred prior to December 31, 2004 and Aquila does not otherwise complete the deposit required pursuant to Section 3(ii) as if a Securities Sale had occurred prior to December 31, 2004, then from and after January 1, 2005, St Paul Travelers may commence or file any legal proceeding or lawsuit against Aquila to enforce the unsatisfied portion of the Collateral Demand or make any additional demands for the deposit of collateral pursuant to, and only to the extent of, the rights granted to St. Paul Travelers under common law and the Indemnity Agreement as in effect prior to the date of this Agreement. Upon the occurrence of a Securities Sale on or after January 1, 2005, Aquila shall continue to be required to complete the deposit required by Section 3(ii) of this Agreement.

5.     Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery that provides evidence or confirmation of receipt, including personal delivery, express courier (such as Federal Express), facsimile, or prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if any of the following dates is applicable and is earlier, then on such earlier date: on the business day actually sent if sent by facsimile; one (1) business day after sending if send via express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given or addressed to the respective Parties at the following addresses:

If to St. Paul Travelers:

David Sasportas
Travelers Casualty and Surety Company
One Tower Square, 4PB
Hartford, CT 06183
Phone Number: 860-277-5710
Fax Number: 860-277-5722

With a copy to:

John F. Simanski
St. Paul Fire and Marine Insurance Company
5801 Smith Avenue
Baltimore, MD 21209
Phone Number: 410-205-6346
Fax Number: 410-205-6448

If to Aquila:

Rick Dobson
Aquila, Inc.
20 W. 9th Street
Kansas City, MO 64105
Phone Number: 816-527-1304
Fax Number: 816-527-4304

With a copy to:

Leslie J. Parrette, Jr.
Aquila, Inc.
20 W. 9th Street
Kansas City, MO 64105
Phone Number: 816-467-3432
Fax Number: 816-467-9732

Any Party may change the address to which notices regarding this Agreement are to be sent by written notice to the other Parties in the manner notice is to be provided herein.

6.     Jurisdiction and Venue. This Agreement shall be construed in accordance with the laws of the State of New York, notwithstanding the operation of any conflict or choice of law statutes or decisional law to the contrary. Any action or proceedings brought to interpret or enforce the terms of the Agreement shall be brought in any state or federal court with appropriate subject matter jurisdiction located in New York County, State of New York.

7.     Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.     No Third Party Beneficiary. This Agreement is binding upon the Parties hereto, their representatives, successors, and assigns. No rights shall accrue hereunder to or for the use or benefit of any person or entity other than the Parties, and their respective representatives, successors or assigns.

9.     Amendments. This Agreement shall not be amended or modified in any way without the prior written consent of the Parties.

10.     Severability. Should any part, term, or provision of this Agreement be decided or declared by a court of competent jurisdiction to be, or otherwise bound to be, illegal or in conflict with any laws, or otherwise be rendered unenforceable or ineffectual, the validity of the remaining parts, terms, portions, or provisions shall be deemed severable and shall not be effected thereby, providing such remaining parts, terms, portions or provisions can be construed in substance to constitute the Agreement that the Parties hereto intended to enter into in the first instance.

11.     Entire Agreement. This Agreement, together with the Indemnity Agreement, contains the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements among the Parties with respect to that subject matter. Except to the extent that the Indemnity Agreement has been modified by the terms of this Agreement, it shall remain in full force and effect. This Agreement shall not affect or reduce the obligation of Aquila to hold harmless and indemnify St. Paul Travelers pursuant to the Indemnity Agreement and common law from all loss, cost and expense that may be incurred by St. Paul Travelers by virtue of having executed any bond other than the MGAM Bond and the APEA Bond.

12.     Interpretation. Each of the provisions of this Agreement has been reviewed and negotiated, and represents the combined work product of all Parties hereto. No presumption or other rules of construction which would interpret the provisions of this Agreement in favor of or against the Party preparing the same shall be applicable in connection with the construction or interpretation of any of the provisions of this Agreement.

13.     Waiver. No waiver of any provision of this Agreement shall constitute or imply a further or contingent waiver. Each Party shall be entitled to enforce all terms of this Agreement regardless of any prior waivers unless made in writing and signed by all Parties.

14.     Further Acts. Contemporaneous with the execution of this Agreement, each of the Parties agrees to execute, acknowledge, and deliver any instruments or documents necessary to carry out the purpose of this Agreement.

15.     Time is of the Essence. Time is of the essence in the performance of the obligations under this Agreement.

16.     Signatures/Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon and all of which together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually, or taken together, shall bear the signature of all of the Parties reflected hereon as the signatories. Signature pages may be delivered via facsimile, and facsimile copies of signatures shall be as binding and enforceable as original signatures.

17.     Authority. Every person who signs this Agreement represents and warrants that he or she is competent and has full and complete authority to execute this Agreement on behalf of the person, Party and/or entity indicated and to bind that person, Party and/or entity indicated to this Agreement.

18.     Confidentiality. Aquila shall not make or release any initial or subsequent press releases or any other public announcement regarding this Agreement without the prior written approval of St. Paul Travelers as to the content, form and timing of such press release or announcement, which approval shall not be unreasonably withheld.

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AQUILA, INC.

By: /s/ Keith G. Stamm
      Keith G. Stamm
      Senior Vice President and
      Chief Operating Officer

TRAVELERS CASUALTY AND SURETY COMPANY
SEABOARD SURETY COMPANY
ST. PAUL FIRE AND MARINE INSURANCE COMPANY
ST. PAUL GUARDIAN INSURANCE COMPANY
ST. PAUL MERCURY INSURANCE COMPANY

By: /s/ David Sasportas
      David Sasportas, Vice President